Exhibit 99.(m)(2)(C)

AMERICAN BEACON FUNDS

RETIREMENT CLASS

DISTRIBUTION PLAN

SCHEDULE A

As noted in Paragraph 1 of the attached Plan, the following Funds have adopted the American Beacon Funds Retirement Class Distribution Plan:

American Beacon Large Cap Value Fund

American Beacon Small Cap Value Fund

American Beacon International Equity Fund

Dated: July 14, 2014